                                                                                         EXHIBIT 99.4

FORM OF LETTER TO FOREIGN STOCKHOLDERS

KEYSTONE CONSOLIDATED INDUSTRIES, INC.
SPECIAL NOTICE TO RECORD HOLDERS OF COMMON STOCK
WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES
Up to 2,500,000 Shares of Common Stock
Offered Pursuant to Subscription Rights Distributed to Record Stockholders of
Keystone Consolidated Industries, Inc.

[_____________], 2007

Dear Stockholder:

This notice is being distributed by Keystone Consolidated Industries, Inc. (the “Company”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [_________] (the “Record Date”), with addresses outside the United States or who have APO or FPO addresses, in connection with the distribution in a subscription rights offering (the “Subscription Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock. The Subscription Rights are described in the Company’s prospectus, dated [_________] (the “Prospectus”). Please review the Prospectus for a description of the Subscription Rights Offering, including matters relating to the Subscription Rights held by foreign stockholders described in “The Subscription Rights Offering – Foreign Shareholders; Stockholders with APO or FPO Addresses; Unknown Addresses” in the Prospectus.

The Subscription Rights are evidenced by Subscription Rights certificates (“Subscription Rights Certificates”) issued to the record holders. We are not mailing Subscription Rights Certificates to stockholders having addresses outside the United States or who have APO or FPO addresses. Instead, these forms are being held on behalf of these stockholders by Computershare Inc., our Subscription Agent for the Subscription Rights Offering.

If you wish to exercise your Subscription Rights in whole or in part, you must notify the Subscription Agent no later than 5:00 p.m., Eastern Time, on the [_______] business day prior to the expiration date, [_____________], 2007, unless extended by us. You must also follow the payment and other procedures and instructions described in the Prospectus and the Instructions as to Use of Subscription Rights Certificates.

PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO GEORGESON INC., OUR INFORMATION AGENT FOR THE RIGHTS OFFERING, TELEPHONE NUMBER (877) 278-3812.

Very truly yours, KEYSTONE CONSOLIDATED INDUSTRIES, INC.